                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ___________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. _____)/1/


                        CollaGenex Pharmaceuticals, Inc.
                        --------------------------------
                                (Name of Issuer)

                    Common Stock, $0.01 Par Value Per Share
                    ---------------------------------------
                         (Title of Class of Securities)

                                   19419B100
                                -----------------------
                                 (CUSIP Number)

                                  ___________



_______________________

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 15 Pages

-----------------------                                  ---------------------
  CUSIP NO.  19419B100                     13G             PAGE 2 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Venture Partners II, L.P.
 1
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820302



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             890,860
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          890,860
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      890,860
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

     11.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  19419B100                    13G              PAGE 3 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: MVP II AFFILIATES FUND, L.P.

 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3871877


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
     DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          25,453
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          25,453
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      25,453
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 19419B100                    13G                    Page 4 of 15 Pages
-------------------                                           ------------------

1    NAME OF REPORTING PERSON: Marquette General II, L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  36-3820303
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)[_]

                                                                        (b)[_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER

   NUMBER OF
                             None
    SHARES               -------------------------------------------------------
                         6   SHARED VOTING POWER
  BENEFICIALLY
                             916,313
   OWNED BY              -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
    EACH
                             None
  REPORTING             -------------------------------------------------------

    PERSON               8   SHARED DISPOSITIVE POWER

     WITH                    916,313
--------------------------------------------------------------------------------


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          916,313
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     12.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  19419B100              13G                    PAGE 5 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: JED Limited Partnership
 1

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760173
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             916,313
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          916,313
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      916,313
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  19419B100              13G                    PAGE 6 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: LDR Limited Partnership
 1

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760176
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             916,313
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          916,313
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      916,313
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  19419B100              13G                    PAGE 7 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: James E. Daverman
 1

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             916,313
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          916,313
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      916,313
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  19419B100              13G                    PAGE 8 OF 15 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Lloyd D. Ruth
 1

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             916,313
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          916,313
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      916,313
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:
           --------------

           CollaGenex Pharmaceuticals, Inc. ("CollaGenex")

Item 1(b)  Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

           301 S. State Street
           Newtown, PA 18940

Item 2(a)  Name of Person Filing:
           ---------------------

           This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(f) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Marquette Venture Partners II, L.P. ("MVP II"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 890,860 shares of common stock, par value $0.01 per share (the "Common Stock"), of CollaGenex; (ii) MVP II Affiliates Fund, L.P. ("MVP II Affiliates"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 25,453 shares of Common Stock; (iii) Marquette General II, L.P. ("MG II"), a Delaware limited partnership, as the sole general partner of MVP II and MVP II Affiliates; (iv) JED Limited Partnership ("JED"), a Delaware limited partnership, as a general partner of MG II; (v) LDR Limited Partnership ("LDR"), a Delaware limited partnership, as a general partner of MG II; (vi) James E. Daverman ("Mr. Daverman"), an individual, as the sole general partner of JED; and (vii) Lloyd D. Ruth ("Mr. Ruth"), an individual, as the sole general partner of LDR. MVP II, MVP II Affiliates, MG II, JED, LDR, Mr. Daverman and Mr. Ruth are hereinafter collectively referred to as the "Reporting Persons."

           The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 1997, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

Item 2(b)  Address of Principal Business Office or, if none,
           Residence:
           -----------------------------------------------

           The address of the principal business office of each of the Reporting Persons is:

           Corporate 500 Centre
           520 Lake Cook Road, Suite 450
           Deerfield, Illinois 60015

                              Page 9 of 15 pages

Item 2(c)  Citizenship
           -----------

           MVP II, MVP II Affiliates, MG II, JED and LDR are limited partnerships organized under the laws of Delaware.
           Mr. Daverman and Mr. Ruth are United States citizens.

Item 2(d)  Title of Class of Securities:
           ----------------------------

           Common Stock, $0.01 par value per share.

Item 2(e)  CUSIP No.:
           ---------

           19419B100


Item 3     If this statement is filed pursuant to Rules 13d-1(b)
           or 13d-2(b), check whether the persons filing is a:
           ----------------------------------------------------

           The persons filing are not described in any category listed under this item.

Item 4     Ownership
           ---------

           MG II is the sole general partner of both MVP II and MVP II Affiliates; JED and LDR are the general partners of MG II; Mr. Daverman is the sole general partner of JED; and Mr. Ruth is the sole general partners of LDR. As a result of such relationships, (i) MG II, JED, LDR and both Messrs. Daverman and Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP II and MVP II Affiliates, and (ii) each of the Reporting Persons may be deemed beneficially to own the following number of shares:

                      (a)  Amount Beneficially  (b)  Percent of Class:
                           Owned:

           MVP II              890,860                    11.8%

           MVP II
           Affiliates           25,453                     0.3%

           MG II               916,313                    12.2%

           JED                 916,313                    12.2%

           LDR                 916,313                    12.2%

           Daverman            916,313                    12.2%

           Ruth                916,313                    12.2%



                              Page 10 of 15 Pages

           (c) Number of shares as to which such person has:


          (i)  Sole power to vote or      (ii)     Shared power to vote or
               direct the vote:                    to direct the vote:

           MVP II                     None                   890,860

           MVP II
           Affiliates                 None                    25,453


           MG II                      None                   916,313

           JED                        None                   916,313

           LDR                        None                   916,313

           Daverman                   None                   916,313

           Ruth
                                      None                   916,313

           (iii)  Sole power to dispose or to  (iv)  Shared power to dispose or
                  direct the disposition of:      to direct the disposition of:

           MVP II                     None                   890,860

           MVP II
           Affiliates                 None                    25,453


           MG II                      None                   916,313

           JED                        None                   916,313

           LDR                        None                   916,313

           Daverman                   None                   916,313

           Ruth                       None                   916,313

           Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

Item 5     Ownership of Five Percent or Less of a Class:
           --------------------------------------------

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6     Ownership of More Than Five Percent on Behalf of
           Another Person:
           ------------------------------------------------
           No other person has the right to receive or the power to direct the receipt of dividends from, or other proceeds from the sale, of the shares.

                              Page 11 of 15 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
           Parent Holding Company:
           --------------------------------------------------------
           Not applicable.

Item 8     Identification and Classification of Members of the
           Group:
           ------

           Not applicable.

Item 9     Notice of Dissolution of Group:
           ------------------------------

           Not applicable.

Item 10    Certification:
           -------------

           Not applicable.

                              Page 12 of 15 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1997

                              MARQUETTE VENTURE PARTNERS II, L.P.

                              MVP II AFFILIATES FUND, L.P.

                              MARQUETTE GENERAL II, L.P.

                              LDR LIMITED PARTNERSHIP


                              By:   /s/ Lloyd D. Ruth
                                  -------------------
                                    Lloyd D. Ruth
                                    as authorized signatory


                              JED LIMITED PARTNERSHIP


                              By:   /s/  James E. Daverman
                                  ------------------------
                                    James E. Daverman
                                    as authorized signatory



                                 /s/ James E. Daverman
                                ------------------------
                                     JAMES E. DAVERMAN


                                  /s/ Lloyd D. Ruth
                                -------------------
                                      LLOYD D. RUTH

                              Page 13 of 15 Pages

                                                                       Exhibit A
                                                                       ---------


                    AGREEMENT REGARDING THE JOINT FILING OF
                                 SCHEDULE 13G

                             ---------------------


The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G (the "Schedule 13G") to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 13, 1997

                              MARQUETTE VENTURE PARTNERS II, L.P.

                              MVP II AFFILIATES FUND, L.P.

                              MARQUETTE GENERAL II, L.P.

                              LDR LIMITED PARTNERSHIP


                              By:   /s/  Lloyd D. Ruth
                                  --------------------
                                    Lloyd D. Ruth
                                    as authorized signatory


                              JED LIMITED PARTNERSHIP


                              By:   /s/  James E. Daverman
                                  ------------------------
                                    James E. Daverman
                                    as authorized signatory

                              Page 14 of 15 Pages

                                  /s/  James E. Daverman
                                ------------------------
                                  JAMES E. DAVERMAN


                                  /s/  Lloyd D. Ruth
                                --------------------
                                  LLOYD D. RUTH

                              Page 15 of 15 pages